Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sibanye Gold Limited (trading as Sibanye-Stillwater):

We consent to the use of our reports dated 8 April 2019, with respect to the consolidated statements of financial position of Sibanye Gold Limited as at 31 December 2018, 2017 and 2016, the related consolidated income statements, and consolidated statements of other comprehensive income, changes in equity, and cash flows for each of the years then ended, and the related notes (collectively the consolidated financial statements), and the effectiveness of internal control over financial reporting as at 31 December 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated 8 April 2019, on the effectiveness of internal control over financial reporting as at 31 December 2018, expresses an opinion that Sibanye Gold Limited and subsidiaries did not maintain effective internal control over financial reporting as at 31 December 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that the material weaknesses resulting from an ineffective risk assessment process in respect of deferred taxes in the US operations and an ineffective exchange of information and communication between certain functional areas within the corporate office and with the US tax department, in respect of deferred taxes and certain period end closing entries, have been identified and included in management’s assessment.

/s/ KPMG Inc.

South Africa

4 October 2019